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                           CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                               CLARUS CORPORATION
               (Under Section 242 of the General Corporation Law)

The undersigned, being the Chief Administrative Officer of CLARUS CORPORATION, a Delaware corporation, hereby certifies that:

1.   (a) The name of the Corporation is CLARUS CORPORATION (the "Corporation").

     (b) The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was November 20, 1991.

2. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended by supplementing such article to include the following new Section 7:

"Section 7.   Limitation on Acquisition of Shares.

         (a)      Certain Acquisitions Prohibited.

                     (i) If an individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (each a "Person"), shall attempt to purchase or acquire in any manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise, any shares of capital stock of the Corporation or any option, warrant or other right to purchase or acquire capital stock of the Corporation (such warrant, option, or security being an "Option") or any securities convertible into or exchangeable for capital stock of the Corporation or any interest in any other entity that directly, indirectly or constructively owns any shares of capital stock of the Corporation (any such purchase or acquisition being an "Acquisition"), in each case, whether voluntary or involuntary, of record, by operation of law or otherwise (provided, however, that a transaction that is a pledge (and not an acquisition of tax ownership for U.S. federal income tax purposes) shall not be deemed an Acquisition, but a foreclosure pursuant thereto shall be deemed to be an Acquisition), and such Acquisition shall affect the percentage of capital stock that is treated as owned by a five percent stockholder (within the meaning of
         Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder) with respect to the Corporation (a "Five Percent Stockholder"), then such Person shall be a "Restricted Holder", and such Acquisition shall not be permitted except as authorized pursuant to this Article IV, Section 7; provided, however, that for purposes of determining the existence and identity of, and the amount of capital stock owned by, any Five Percent Stockholders or Restricted Holders, the Corporation is entitled to rely
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         conclusively on (a) the existence and absence of filings of Schedules
         13D and 13G (or any similar schedules) as of any date and (b) its actual knowledge of the ownership of its capital stock. For purposes of this Article IV, Section 7, "capital stock" shall include the Common Stock, par value $.0001 of the Corporation.

                     (ii) The restrictions contained in this Article IV, Section 7, are for the purpose of reducing the risk that any change in stock ownership may jeopardize the preservation of the Corporation's U.S. federal, state and local income tax attributes under Code Section 382 or equivalent provisions of state or local law (collectively, the "Tax Benefits"). In connection therewith, and to provide for the effective policing of these provisions, a Restricted Holder who proposes to effect an Acquisition, prior to the date of the proposed Acquisition, request in writing (a "Request") that the Board of Directors of the Corporation review the proposed Acquisition and authorize or not authorize the proposed Acquisition pursuant to subsection (c) hereof. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation's principal place of business or telecopied to the Corporation's telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Secretary of the Corporation. A Request shall include (a) the name, address and telephone number of the Restricted Holder, (b) a description of the interest proposed to be Acquired by the Restricted Holder, (c) the date on which the proposed Acquisition is expected to take place, (d) the name of the intended transferor of the interest to be Acquired by the Restricted Holder, and
         (e) a Request that the Board of Directors authorize, if appropriate, the Acquisition pursuant to subsection (c) hereof and inform the Restricted Holder of its determination regarding the proposed Acquisition. If the Restricted Holder seeks to effect an Acquisition, at the next regularly scheduled meeting of the Board of Directors following the tenth business day after receipt by the Secretary of the Corporation of a Request, the Board of Directors will act to determine whether to authorize the proposed Acquisition described in the Request under subsection (c) hereof. The Board of Directors shall conclusively determine whether to authorize the proposed Acquisition, in its sole discretion and judgment, and shall immediately cause the Restricted Holder making the Request to be informed of such determination.

                  (b) Effect of Unauthorized Acquisition. Any Acquisition attempted to be made in violation of this Article IV, Section 7, will be null and void. In the event of an attempted or purported Acquisition by a Restricted Holder in violation of this Article IV, Section 7, the Corporation shall be deemed to be the agent for the transferor of the transferred interest ("Prohibited Shares"). The Corporation shall be such agent for the limited purpose of consummating a sale of the Prohibited Shares to a Person who is not a Restricted Holder (an "Eligible Transferee"), which may include, without limitation, the transferor. The record ownership of the Prohibited Shares shall remain in the name of the transferor until the Prohibited Shares have been sold by the Corporation or its assignee, as agent, to an Eligible Transferee. Neither the Corporation, as agent, nor any assignee of
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         its agency hereunder, shall be deemed to be a stockholder of the
         Corporation nor be entitled to any rights of a stockholder of the Corporation, including, but not limited to, any right to vote the Prohibited Shares or to receive dividends or liquidating distributions in respect thereof, if any, but the Corporation or its assignee shall only have the right to sell and transfer the Prohibited Shares on behalf of and as agent for the transferor to another person or entity; provided, however, that an Acquisition to such other person or entity does not violate the provisions of this Article IV, Section 7. The rights to vote and to receive dividends and liquidating distributions with respect to the Prohibited Shares shall remain with the transferor. The intended transferee shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions with respect to the Prohibited Shares. In the event of a permitted sale and transfer, whether by the Corporation or its assignee, as agent, the proceeds of such sale shall be applied first, to reimburse the Corporation or its assignee for any expenses incurred by the Corporation acting in its role as the agent for the sale of the Prohibited Shares, second, to the extent of any remaining proceeds, to reimburse the intended transferee for any payments made to the transferor by such intended transferee for such shares, and the remainder, if any, to the original transferor.

                  (c) Authorization of Acquisition of Capital Stock by a Restricted Holder. The Board of Directors may authorize an Acquisition by a Restricted Holder, if, in its sole discretion and judgment it determines that the Acquisition is in the best interests of the Corporation and its stockholders. In deciding whether to approve any proposed Acquisition by a Restricted Holder, the Board of Directors may seek the advice of counsel with respect to the Corporation's preservation of the Tax Benefits and may request all relevant information from the Restricted Holder with respect to all capital stock directly or indirectly owned by such Restricted Holder. Any Person who makes a Request of the Board of Directors pursuant to this subsection (c) to effect an Acquisition shall reimburse the Corporation, on demand, for all reasonable costs and expenses incurred by the Corporation with respect to any proposed Acquisition, including, without limitation, the Corporation's reasonable costs and expenses incurred in determining whether to authorize that proposed Acquisition.

                  (d) Certain Indirect Prohibited Acquisitions. In the event an Acquisition would be in violation of this Article IV, Section 7, as a result of attribution to the intended transferee of the ownership of capital stock by a Person (an "Other Person") who is not controlling, controlled by or under common control with the intended transferee, which ownership is nevertheless attributed to the intended transferee, the restrictions contained in this Article IV, Section 7, shall not apply in a manner that would invalidate any Acquisition to such Other Person, and the intended transferee and any Persons controlling, controlled by or under common control with the intended transferee (collectively, the "Intended Transferee Group") shall automatically be deemed to have transferred to the Corporation, sufficient capital stock (which capital stock shall (i) consist only of
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         capital stock held legally or beneficially, whether directly or indirectly, by any member of the Intended Transferee Group, but not capital stock held through any Other Person, other than shares held through a Person acting as agent or fiduciary for any member of the Intended Transferee Group, (ii) be deemed transferred to the Corporation, in the inverse order in which it was acquired by members of the Intended Transferee Group, and (iii) be treated as Prohibited Shares) to cause the intended transferee, following such transfer to the Corporation, not to be in violation of the restrictions contained in this Article IV, Section 7; provided, however, that to the extent the foregoing provisions of this subsection (d) would not be effective to prevent an Acquisition in violation of this Article IV, Section 7, the restrictions contained in this Article IV, Section 7, shall apply to such other capital stock owned by the intended transferee (including capital stock actually owned by Other Persons), in a manner designed to minimize the amount of capital stock subject to the restrictions contained in this Article IV, Section 7, or as otherwise determined by the Board of Directors to be necessary to prevent an Acquisition in violation of the restrictions contained in this Article IV, Section 7 (which capital stock shall be treated as Prohibited Shares).

                  (e) Prompt Enforcement; Further Actions. After learning of an Acquisition by a Restricted Holder, the Corporation shall demand the surrender, or cause to be surrendered, to it, the certificates representing the Prohibited Shares, or any proceeds received upon a sale of the Prohibited Shares, and any dividends or other distributions made with respect to the Prohibited Shares. If such surrender is not made within 30 business days from the date of such demand, the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this subsection (e) shall (i) be deemed inconsistent with the Acquisition of the Prohibited Shares being deemed null and void pursuant to subsection (b) hereof, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, or (iii) cause any failure of the Corporation to act within the time periods set forth in this subsection
         (c) to constitute a waiver or loss of any right of the Corporation under this Article IV, Section 7.

                  (f) Damages. Any Restricted Holder who knowingly violates the provisions of this Article IV, Section 7, and any persons controlling, controlled by or under common control with such a Restricted Holder, shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the Corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with such violation.

                  (g) Legend on Certificates. All certificates for shares of Common Stock issued by the Corporation shall conspicuously bear the following legend: "The Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") of the Corporation contains restrictions prohibiting
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         the purchase or acquisition (collectively, the "Acquisition") of any capital stock without the authorization of the Board of Directors of the Corporation (the "Board of Directors"), if such Acquisition affects the percentage of capital stock that is treated as owned by a five percent stockholder (within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder), and such Acquisition would, in the sole discretion and judgment of the Board of Directors, jeopardize the Corporation's preservation of its U.S. federal income tax attributes pursuant to Section 382 of the Code and is not otherwise in the best interests of the Corporation and its stockholders. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Certificate of Incorporation, containing the above-referenced restrictions on acquisitions of stock, upon written request to the Corporation at its principal place of business."

                  (h) Conditions to Acquisition; Responsibilities of Transfer Agent. The Corporation may require, as a condition to the registration of the Acquisition of any of its capital stock or the payment of any distribution on any of its capital stock, that the intended transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such capital stock. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article IV, Section 7, including, without limitation, instructing the transfer agent not to register any Acquisition of capital stock on the Corporations stock transfer records if it has knowledge that such Acquisition is prohibited by this Article IV, Section 7, and/or authorizing such transfer agent to require an affidavit from a intended transferee regarding such Person's actual and constructive ownership of capital stock and other evidence that an Acquisition will not be prohibited by this Article IV, Section 7, as a condition to registering any Acquisition.

                  (i) Authority of Board of Directors to Interpret. Nothing contained in this Article IV, Section 7, shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and preserve the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution of the Board of Directors, modify the definitions of any terms or conditions set forth in this Article IV, Section 7, or modify the definitions of any terms or conditions of this Article IV, Section 7, as appropriate to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the
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         preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation (or the person or persons performing the functions of such officers) or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article IV, Section 7, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

                  (j) Severability. If any part of the provisions of this
         Article IV, Section 7, are judicially determined to be invalid or otherwise unenforceable, such invalidity or unenforceability shall not affect the remainder of the provisions of this Article IV, Section 7, which shall be thereafter interpreted as if the invalid or unenforeceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the ability of the Corporation to utilize to the greatest extent possible the Corporation's Tax Benefit.

                  (k) Expiration. The provisions of this Article IV, Section 7, shall apply until such time as the Board of Directors determines in its sole discretion that the provisions of this Article IV, Section 7, are no longer necessary for the preservation of the Corporation's Tax Benefits.

3. The amendment of the Amended and Restated Certificate of Incorporation herein certified was duly adopted by stockholders of the Corporation at the 2003 annual meeting of the Corporation in accordance with the provisions of
     Section 242 of the General Corporation Law of the State of Delaware (the "Delaware Code"), and written notice of such meeting was given to all stockholders in accordance with Section 222 of the Delaware Code.


IN WITNESS WHEREOF, CLARUS CORPORATION, has caused this Certificate to be signed and attested by its duly authorized officers, this 29th day of July 2003.


                                     CLARUS CORPORATION

                                     By: /s/ Warren B. Kanders
                                         ---------------------------------------
                                         Name:  Warren B. Kanders
                                         Title: Executive Chairman